UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.      )

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Cable Design Technologies Corporation

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CABLE DESIGN TECHNOLOGIES

1901 North Roselle Road	FRED C. KUZNIK
Schaumburg, IL 60195 • (847) 230-1900	Chief Executive Officer

November 10, 2003

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders on Tuesday, December 9, 2003, at 10:00 A.M., Central Standard Time. The meeting will be held at the Chicago O’Hare Marriott Suites, 6155 North River Road, Rosemont, IL 60018.

The matters scheduled to be considered at the meeting are the election of directors and the election of our auditor. These matters are more fully explained in the attached Proxy Statement, which you are encouraged to read.

The Board of Directors values and encourages stockholder participation. It is important that your shares be represented, whether or not you plan to attend the meeting. Please take a moment to sign, date and return your Proxy in the envelope provided even if you plan to attend the meeting.

We hope you will be able to attend the meeting.

Sincerely,

Fred C. Kuznik

Chief Executive Officer

Innovative Connective Technology

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Cable Design Technologies Corporation will be held at the Chicago O’Hare Marriott Suites, 6155 North River Road, Rosemont, IL 60018 on Tuesday, December 9, 2003, at 10:00 A.M., Central Standard Time, for the following purposes:

1. To elect seven directors to serve until the next Annual Meeting of Stockholders;

2. To elect an Auditor for the ensuing year; the Board of Directors has recommended Deloitte & Touche LLP, the present Auditor, for election as Auditor; and

3. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

In accordance with the provisions of the Bylaws, the Board of Directors has fixed the close of business on October 22, 2003 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors

CHARLES B. FROMM

Secretary

Schaumburg, Illinois

November 10, 2003

CABLE DESIGN TECHNOLOGIES CORPORATION

1901 North Roselle Road

Schaumburg, Illinois 60195

PROXY STATEMENT

Annual Meeting of Stockholders to be Held

December 9, 2003

November 10, 2003

The Proxy is solicited by the Board of Directors of Cable Design Technologies Corporation for use at the 2003 Annual Meeting of Stockholders to be held on Tuesday, December 9, 2003, at 10:00 A.M., Central Standard Time, at the Chicago O’Hare Marriott Suites, 6155 North River Road, Rosemont, IL 60018. Solicitation of the Proxy may be made through our officers and regular employees by telephone or by oral communications with some stockholders. No additional compensation will be paid to such officers and regular employees for any such Proxy solicitation. Expenses incurred in the solicitation of Proxies will be borne by us. This Proxy Statement is first being sent to the stockholders on or about November 10, 2003.

VOTING MATTERS

The representation in person or by proxy of a majority of the outstanding shares of our common stock, par value $.01 per share (the “Common Stock”), entitled to a vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can only be voted if the stockholder is present in person or is represented by a properly signed proxy. Each stockholder’s vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the meeting, regardless of how the shares are voted.

Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the Board of Director’s proposals, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the meeting.

For all matters to be voted upon at the meeting other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. The directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election of directors. Withholding authority to vote, or an instruction to abstain from voting on a proposal, will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the proposal. A broker “non-vote” occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker “non-votes” will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

Any stockholder giving the enclosed Proxy has the power to revoke such Proxy prior to its exercise either by voting by ballot at the meeting, by executing a later-dated proxy or by delivering a signed written notice of the revocation to our Corporate Secretary before the meeting begins. The Proxy will be voted at the meeting if the signer of the Proxy was a stockholder of record on October 22, 2003 (the “Record Date”).

On the Record Date, there were outstanding and entitled to vote at the meeting 41,719,435 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote. A list of the stockholders entitled to vote at the meeting will be available for inspection at the meeting for purposes relating to the meeting.

MATTERS TO BE ACTED UPON

1.    Election of Directors

Pursuant to our Bylaws, the Board of Directors has determined that the number of directors constituting the full Board of Directors shall be seven. The Board of Directors recommends that the stockholders vote FOR each nominee set forth below. Proxies are solicited in favor of the nominees named on the following pages and it is intended that the Proxies will be voted for the seven nominees. In the event that any of the nominees should become unable or unwilling to serve as a director, it is intended that the Proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director. Each director to be elected will serve until the next Annual Meeting of Stockholders or until a successor is elected and shall qualify.

Information Regarding Nominees for Election of Directors

A brief statement of the business experience and positions for the past five years, a listing of certain other directorships and the ages (as of September 30, 2003) of each person nominated to become a director are set forth on the following pages. There are no family relationships between any of the directors, nominees and executive officers or any arrangement or understanding between any director or nominee and any other person pursuant to which he or she was or is to be selected as a director or nominee.

Bryan C. Cressey, 54, has been Chairman of the Board since 1988 and a Director since 1985. For the past twenty-three years he has also been a General Partner and Principal of Golder, Thoma and Cressey (“GTC”) and Thoma Cressey Equity Partners, both private equity firms. He is also a director of Select Medical Corporation, a public company, and several private companies, all of which are unaffiliated with us. Mr. Cressey received a Juris Doctor degree and a MBA degree from Harvard University.

Ferdinand Kuznik, 62, has been a Director since June 2000 and Chief Executive Officer since December 10, 2001. In June 2001, Mr. Kuznik retired from Motorola, Inc. where he had served since 1999 as Executive Vice President of Motorola, Inc. and President of Motorola’s operations in Europe, the Middle East and Africa. From 1997 to 1999, Mr. Kuznik served as President of Motorola’s Personal Communications Sector. Mr. Kuznik has also served as Managing Director of Philips Telecommunications and held management positions with A.D. Little and AT&T Switching Systems. Mr. Kuznik has a Dipl. Ing. degree from the Technical University of Ostrava and a Master’s degree in computer science from the Illinois Institute of Technology in Chicago.

Lance Balk, 45, has been a Director since March 2000. Mr. Balk has been a partner of Kirkland & Ellis since 1989 in the securities and mergers & acquisition practice groups. Mr. Balk received a Juris Doctor degree and a MBA degree from the University of Chicago.

George Graeber, 61, has been a Director and Chief Operating Officer since 1998, and President since December 2001. Between 1992 and 1998, Mr. Graeber served in various other positions, including Executive Vice President and President of Montrose/CDT. From 1990 to 1992 Mr. Graeber was a Vice President and General Manager of the Energy division of Anixter International Inc. Mr. Graeber also was the President of the Industrial Electronic division of Brintec Corp. and a Vice President of Brand Rex Cable. Mr. Graeber has a Master’s degree in Electrical Engineering from the University of Connecticut.

Michael F.O. Harris, 65, has been a Director since 1985. From 1982 to 2003, Mr. Harris was a Managing Director of The Northern Group, Inc. which acted as Managing General Partners of various investment partnerships that owned several manufacturing companies unaffiliated with us. Mr. Harris has a B.S. degree from Yale University and a MBA degree from Harvard University.

Glenn Kalnasy, 60, has been a Director since 1985. From February 2003 through October 2002, Mr. Kalnasy served as the Chief Executive Officer and President of Elan Nutrition Inc., a privately held company that is unaffiliated with us. From 1982 to 2003, he was a Managing Director of The Northern Group, Inc. Mr. Kalnasy has a B.S. degree from Southern Methodist University.

Richard C. Tuttle, 48, has been a Director since 1989. Since 1997, Mr. Tuttle has been a Principal of Prospect Partners, L.L.C., a private equity investment firm. From 1992 to 1996, Mr. Tuttle was an Executive Vice President at Health Care & Retirement Corp., a publicly traded health care company that is unaffiliated with us. From 1987 to 1992, he was a Principal at GTC, a private equity investment firm. Mr. Tuttle has a B.A. degree and MBA degree from Stanford University.

2.    Election of Auditors

The Board of Directors recommends that the stockholders vote FOR the election of the firm of Deloitte & Touche LLP as our auditors to audit our financial statements and certain of our subsidiaries for the fiscal year ending July 31, 2004. It is intended that the Proxies in the form enclosed with this Proxy Statement will be voted for such firm unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

3.    Other Business

The Board of Directors does not know of any other business to be presented at the Annual Meeting of Stockholders. If any other matters properly come before the meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

DIRECTORS MEETINGS AND COMPENSATION

Board Committees

The Board of Directors has three committees: Nominating and Corporate Governance Committee; Compensation Committee and Audit Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Bryan C. Cressey and Lance C. Balk. The purpose of the Nominating and Corporate Governance Committee is to assist the board in identifying qualified individuals to become board members, in determining the composition of the board of directors and its committees, in monitoring a process to assess board effectiveness and in developing and implementing the company’s corporate governance guidelines. The Committee operates under a written charter approved by the Board.

The Nominating Committee will consider persons recommended by shareholders for nomination for election to our Board of Directors. Shareholders must submit any such recommendation in writing prior to July 10, 2004 to: Nominating Committee Chairperson, c/o Corporate Secretary, Cable Design Technologies, 1901 North Roselle Road, Schaumburg, IL 60195.

Audit Committee. The Audit Committee consists of Richard C. Tuttle, Michael F.O. Harris and Glenn Kalnasy. The purpose of the Audit Committee is to assist the board in its oversight of the integrity of our financial statements, of our compliance with legal and regulatory requirements, of the independence and qualifications of the independent auditor, and of the performance of the company’s internal audit function and independent auditors. The Committee operates under a written charter approved by the Board, a copy of which is attached to this proxy statement as Annex A.

The Board of Directors determined that each of the Audit Committee members qualifies, and was designated, as an “audit committee financial expert” under applicable SEC regulations. In making such decision, the Board noted their familiarity with the experience of the Audit Committee members and that each had significant experience in the private equity industry, had strong financial backgrounds and had been involved with (from a financial and other standpoint) a number of diverse companies of varying size and complexity and in various industries. Such experience included analysis and evaluation of financial statements. Also, each member was determined to have the ability to assess the application of GAAP as it relates to estimates, accruals and reserves, an understanding of internal control and an understanding of audit committee functions.

Compensation Committee. The Compensation Committee consists of Bryan C. Cressey and Richard C. Tuttle. The purpose of the Compensation Committee is to carry out the Board of Directors’ overall responsibility relating to executive compensation. The Committee operates under a written charter approved by the Board.

Director Independence

In June 2003 the Board of Directors adopted Governance Principals that, among other things, provided that a majority of the directors would be independent directors under the proposed New York Stock Exchange regulations regarding director independence. Such principals established the following guidelines to assist it in determining director independence:

(a)	A director would not be independent if, within the preceding five years: (i) the director was employed by us; (ii) an immediate family member of the director was employed by us as an officer; (iii) the director was employed by or affiliated with our independent auditor; (iv) an immediate family member of the director was employed by our independent auditor as a partner, principal or manager; or (v) one of our executive officers was on the board of directors of a company which employed the director, or which employed an immediate family member of the director as an officer; and

(b)	The following commercial or charitable relationships would not be considered to be material relationships that would impair a director’s independence: (i) if a director is an executive officer, partner or owner of another company that does business with us and the annual sales to, or purchases from, us are less than one percent of the annual revenues of the company he or she serves as an executive officer, partner or owner; (ii) if a director is an executive officer, partner or owner of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer, partner or owner; and (iii) if a director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than one percent of that organization’s total annual charitable receipts.

The Board determined that Messrs. Balk, Cressey, Harris, Kalnasy and Tuttle were independent directors under these guidelines.

Meetings and Attendance

The Board of Directors held four regular meetings and four special telephonic meetings during the year ended July 31, 2003 (“fiscal 2003”). During fiscal 2003, each of the incumbent directors participated in at least 75% of the aggregate of the meetings of the Board of Directors and the meetings of committees of the Board of Directors of which such director was a member. During fiscal 2003, the Compensation Committee met formally three times in person, and discussed compensation matters informally on a number of occasions. The Nominating and Corporate Governance Committee did not have a formal meeting in fiscal 2003, but the two Committee members communicated and discussed matters subject to the Committee’s responsibility on several occasions. The Audit Committee met formally five times, in person or by telephone, during fiscal 2003. In addition, the Audit Committee has a telephonic call prior to each earnings release to review and discuss the release, and meet informally on a number of additional occasions.

Compensation of Directors

Directors who are also officers do not currently receive compensation from us for their services as directors. Those directors who are not officers receive $2,500 quarterly for their services as directors. In addition, members of the Audit Committee receive an additional $2,500 per quarter for their services on such committee. All directors are reimbursed for expenses incurred in connection with their attendance at meetings. Under our Non-Employee Director Stock Plan each participating director under such plan is entitled to receive shares of common stock annually with a fair market value of $15,000. Also, on the first day of each of our 2nd, 3rd and 4th fiscal quarters each non-employee director receives an option grant of 1,500 shares of Common Stock and, for each Committee on which a director serves, an option grant of an additional 500 shares. The option grants vest 33 1/3% each year following grant and have an exercise price equal to the fair market value of the Common Stock on the date of grant.

MANAGEMENT COMPENSATION AND CERTAIN TRANSACTIONS

Summary Compensation Table

The following Summary Compensation Table discloses, for the fiscal years indicated, individual compensation information for Mr. Kuznik (CDT’s chief executive officer) and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2003 (collectively, the “named executives”).

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)(1)		Bonus ($)(2)		Restricted Stock Awards (#)(3)	Option Awards (#)		Other Compensation ($)(4)
Fred C. Kuznik	2003	600,000		60,885		67,037	30,000		27,922
Chief Executive Officer	2002	392,308	(5)	150,000	(6)	—	501,500	(7)	183
	2001	—		—		—	—		—

George C. Graeber	2003	500,000		42,280		55,926	30,000		27,922
Chief Operating Officer	2002	475,769	(8)	26,180		—	—		27,048
	2001	428,750		46,383		—	—		25,548

David R. Harden	2003	319,725		21,630		—	—		27,922
Senior Vice President	2002	304,500		13,748		—	—		27,922
	2001	301,991		36,913		—	—		26,376

Peter Sheehan	2003	263,718		17,840		—	7,000		25,867
Executive Vice President	2002	263,718		8,228		—	—		25,860
	2001	261,544		24,277		—	—		24,324

Charles B. Fromm	2003	240,240		58,420	(9)	26,296	10,000		25,867
Vice President, General Counsel	2002	240,240		12,865		—	—		25,860
	2001	238,260		23,592		—	—		24,324

(1)	Amounts in this column reflect salaries paid with respect to the applicable fiscal year.
(2)	Amounts in this column reflect bonuses paid with respect to the applicable fiscal year.
(3)	The restricted stock grants were made on October 16, 2002. The closing price of CDT’s stock on such date was $4.60. The grants vest on the earlier of the third anniversary of the date of grant or a change of control.
(4)	Figures in this column include amounts with respect our contributions to the West Penn Wire Division Incentive Profit Sharing Plan and Trust (the “Incentive Plan”) (which is a defined contribution plan) and term life insurance premiums paid by us (both of which reflect payments made in the 2002 calendar year), which for each of the named executives are: Mr. Kuznik, Incentive Plan $25,500, term life insurance premium $2,422; Mr. Graeber, Incentive Plan $25,500, term life insurance premium $2,422, Mr. Harden, Incentive Plan $25,500, term life insurance premium $2,422, Mr. Sheehan, Incentive Plan $25,500, term life insurance premium $367, and Mr. Fromm, Incentive Plan $25,500, term life insurance premium $367.
(5)	Mr. Kuznik was appointed CEO on December 10, 2001. Salary represents partial year.
(6)	Represents guaranteed minimum bonus under Mr. Kuznik’s employment agreement payable during fiscal 2002.
(7)	See discussion “Compensation Committee Report.”
(8)	Salary was increased during fiscal 2002 when Mr. Graeber assumed role of President. Mr. Graeber’s salary was not increased for fiscal 2003.
(9)	Includes a special project bonus.

Option Grants in Fiscal Year 2003

The following table shows information regarding the grant of stock options during fiscal 2003 to the named executives.

Name	Number of Securities Underlying Options (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%($)	10%($)
Fred C. Kuznik	30,000	6.86%	$6.33	10/1/12	119,427	302,652
George Graeber	30,000	6.86%	$6.33	10/1/12	119,427	302,652
Peter Sheehan	7,000	1.60%	$6.33	10/1/12	27,866	70,619
Charles B. Fromm	10,000	2.29%	$6.33	10/1/12	39,809	100,884

(1)	Such options vest 33 1/3% on each of the 1st, 2nd and 3rd anniversaries of grant.

Option Exercises and Year End Values for Fiscal Year 2003

The following table shows information regarding the number and value of any unexercised stock options held by the named executives as of July 31, 2003. None of the named executives officers exercised any share options during fiscal 2003.

Name	Number of Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised in the Money Options at FY-End ($) Exercisable/ Unexercisable(1)
Fred C. Kuznik	183,500/352,500	$0/$3,600
George Graeber	90,000/52,500	$0/$3,600
Dave Harden	225,000/0	$0/$0
Peter Sheehan	86,625/16,000	$0/$840
Charles B. Fromm	80,250/16,000	$0/$1,200

(1)	Based on the closing price of the Common Stock on July 31, 2003 of $6.45.

Employment Agreements

None of the named executives, other than Fred Kuznik, have employment agreements with us. Pursuant to his employment agreement, Mr. Kuznik is entitled to participate in certain bonus plans, and is entitled to termination payments if terminated without cause. Termination pay is based upon prior compensation and would be paid for a period of 12 months. Mr. Kuznik’s employment agreement also imposes certain additional restrictions upon him, including confidentiality obligations, assignment of the benefit of inventions and patents to us and a requirement that he devote substantially all of his business time to us.

Messrs. Kuznik, Graeber, Sheehan and Fromm are also parties to agreements whereby in the event their employment is terminated other than for cause after a change of control or they resigned for good reason following a change of control (i) they would receive an amount equal to 2 times (3 times in the case of Mr. Kuznik) the sum of (a) their highest annual compensation (excluding bonuses) over the prior 3 calendar years and (b) their average annual bonus over the prior 3 calendar years and (ii) be provided health and certain other benefits for 2 years following such change of control. In addition, certain unvested options, restricted stock and other long-term incentives would vest.

Neither the CEO nor any other named executive officer participates in any defined benefit pension plan.

Certain Transactions

Our West Penn Wire division employs certain relatives of Dave Harden, the President of such Division and a Senior Vice President. These relatives include three sons, a daughter-in-law and a son-in-law. The combined salary and bonuses paid to these individuals aggregated $522,185 in fiscal 2003. These individuals are long-term employees and are valuable contributors to the success of West Penn Wire. The employment terms and compensation for such individuals are on an arms-length basis.

Lance Balk, a director, is a partner of the law firm of Kirkland & Ellis. Kirkland & Ellis performed legal services for us prior to and during fiscal 2003. Fees paid to Kirkland & Ellis in fiscal 2003 were $159,969. As discussed above, the Board determined Mr. Balk is an independent director under the governance principal relating to director independence adopted by the Board.

Compensation Committee Report

Compensation Policies Applicable to Executive Officers

The main policy objective of executive officer compensation is the maximization of stockholder value over the long term. The Compensation Committee believes that this can best be accomplished by an executive compensation program that reflects the following three principles:

First, base salaries should be sufficient to attract and retain qualified management talent.

Second, annual bonus and incentive programs should provide opportunity for significant increases in compensation, based on meeting or exceeding pre-determined performance targets.

Third, a substantial portion of total long-term compensation should reflect performance on behalf of our stockholders, as measured by increases in our stock price.

Base Salary

The Compensation Committee meets in the fall of each year and reviews salary increases. The Compensation Committee reviewed annual base salaries of the executive officers for fiscal 2002 at its October 2002 meeting and for fiscal 2003 at its October 2003 meeting. Salary increases were not made at either meeting due to then current economic and industry conditions. The salaries, however, for the chief financial officer and general counsel were increased in consideration of our increased financial and corporate governance requirements and Mr. Harden’s salary was increased in consideration for the strong performance of the West Penn Wire division. The increases for the chief financial officer and general counsel took effect in fiscal 2004 upon their relocation from Pittsburgh to our new headquarters in the Chicago suburbs.

Bonus Plan

Each of the named executive officers and certain of our other key personnel participate in an executive/management bonus plan. The management bonus plan provides for annual bonus awards based upon financial results compared to a projected budget prepared at the beginning of each fiscal year. The individual’s target bonus ranges from 15% to 60% of base salary, as determined by the Compensation Committee, and based primarily on the employee’s position and operating unit. An individual participant’s actual bonus is determined as a percentage ranging from 0% to 200% of the target bonus based upon the relevant performance target(s) achieved. One half of the management bonus plan bonuses earned are paid quarterly, with the balance paid after final fiscal year results are available. In October 2003, the Compensation Committee modified the bonus metrics for the management bonus plan to include a measurement of consolidated sales, consolidated operating income, return on assets and total cash flow from operations against budget. In addition, a certain percentage of the bonus metrics will be based on performance of relevant operating units or other discretionary performance measures. Bonus payments under the management bonus plan are subject to approval of the Compensation Committee.

The Compensation Committee made certain bonus payments to an officer and certain other employees during fiscal 2003 for successful completion of special projects, including the sale of our Norcom division in October 2002. In addition, in October 2003 the Compensation Committee approved the payment of bonuses for fiscal 2003 under the management bonus plan in an aggregate amount of $389,695 to 34 participants under such plan including the names executives. The Compensation Committee determined that the actions of management during fiscal 2003 to restructure certain of our operations, reduce our cost structure and significantly improve our balance sheet merited recognition.

Stock Options

During fiscal 2003, options for 437,000 shares were granted under certain of our long-term performance incentive plans to 128 employees, including 30,000 to Mr. Kuznik and 47,000 to the other named executives. Shares of common stock that remain reserved for grant under our stock option plans as of October 22, 2003 are: for the Long- Term Performance Incentive Plan, 20,108 shares; for the Supplemental Long-Term Performance Incentive Plan, 410,083 shares; and for the 2001 Long-Term Performance Incentive Plan, 881,447 shares. The 1999 Long-Term Performance Incentive Plan was amended to terminate any future grants under such Plan and, as a result, no shares are available. Grants made under such plan prior to such amendment are not affected.

In order to create and provide an option incentive structure similar to that for its employees, the Non-Employee Director Stock Plan was adopted in 1995. Under this plan, our outside Directors are eligible to receive shares of common stock in an amount and at a price set by a pre-arranged formula. Under the Director Plan, 120,716 shares of common stock remain reserved for grant to our outside Directors.

Restricted Stock Grants

In October 2002 the Compensation Committee approved the issuance of 203,148 shares of restricted stock to five of our executives (excluding the 5,882 share restricted stock grant made to our new chief financial officer as part of his employment package). Such grants provided for 100 % vesting at the end of three years or upon a change of control. The intention of such grants was to provide long-term incentives to the executives and to promote the retention of management given significant changes in our management structure during the prior 12 months, including the retirement of our former CEO and CFO and departure of several other senior officers pursuant to various restructuring initiatives.

Compensation of Chief Executive Officer

The compensation policies described above apply as well to the compensation of our CEO. The Compensation Committee is directly responsible for determining our CEO’s salary level and for all awards and grants to our CEO under the incentive components of the compensation program. The overall compensation package of our CEO is designed to recognize that our CEO bears primary responsibility for increasing the value of stockholders’ investments. Accordingly, a substantial portion of our CEO’s compensation is incentive-based, providing greater compensation as direct and indirect financial measures of stockholder value increase. Our CEO’s compensation is thus structured and administered to motivate and reward the successful exercise of these responsibilities.

Mr. Kuznik’s salary was not changed for fiscal 2002 or fiscal 2003. In October 2002, Mr. Kuznik was given an option grant for 30,000 shares and a restricted stock grant for 67,037 shares as discussed above. In addition, in October 2003 Mr. Kuznik participated in bonus awards under the management bonus plan for fiscal 2003 in the amount of $60,885.

Mr. Kuznik was appointed as our CEO in December 2001 and was granted 500,000 option shares as an incentive to take on such position and forego other employment opportunities. Due to the significant downturn in the economy and our industry months after Mr. Kuznik assumed the CEO role, the share price of our Common Stock declined, which severely decreased the value of the options. The Compensation Committee began reviewing Mr. Kuznik’s long-term incentives in May 2003 and determined that these options did not provide appropriate motivational and retention incentives. In addition, the Compensation Committee discussed appropriate long-term incentive packages for CEO’s of similarly sized companies, and considered Mr. Kuznik’s successful efforts to streamline our operations and strengthen our balance sheet. Accordingly, the Compensation Committee approved the grant to Mr. Kuznik of 150,000 shares of restricted stock. Mr. Kuznik cancelled his 500,000 option shares at the time of the restricted stock grant issuance. The restricted stock had a vesting schedule similar to the vesting schedule for the 500,000 option grant, including immediate vesting of 36% of the shares (representing the percentage of the option grant that was currently vested). The Compensation Committee believes that the replacement of the options for the restricted stock will provide Mr. Kuznik with enhanced incentives to remain with us and to increase shareholder value.

Internal Revenue Code Section 162(m)

The Compensation Committee has determined that it is unlikely that we would pay any material amounts in fiscal 2003 that would result in the loss of a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and accordingly, has not recommended that any special actions be taken or that any plans or programs be revised at this time in light of such tax law provision.

Conclusion

Through the programs described above and the stock ownership of management through options, the Compensation Committee believes that a significant portion of our executive compensation is linked directly to corporate performance.

Respectfully submitted,

COMPENSATION COMMITTEE MEMBERS

Bryan C. Cressey            Richard C. Tuttle

*  *  *  *  *  *

Compensation Committee Interlock and Insider Participation

No member of our board of directors, including any member that serves on our compensation committee, serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Performance Graph

The following graph compares the cumulative total return on $100 invested on July 31, 1998 through July 31, 2003 in our common stock, the S&P 500 Index and the S&P Smallcap Communications Equipment Index. The return of the indices is calculated assuming reinvestment of dividends during the period presented. We have not paid any dividends since our initial public offering. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below sets forth certain information regarding beneficial ownership of common stock as of October 22, 2003, by each person or entity known to us who owns of record or beneficially five percent or more of the common stock, by each named executive officer and director nominee and all executive officers and director nominees as a group.

Name	Number of Shares of Common Stock(1)	Percentage of Outstanding Common Stock(1)
Fidelity Research and Management Corporation 82 Devonshire Street Boston, MA 02109	6,657,847	16.0%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	3,262,150	7.8%
Royce & Associates LLC 1414 Avenue of the Americas New York, NY 10019	3,104,000	7.4%
Wellington Management Co. LLP 75 State Street Boston, MA 02109	2,711,677	6.5%
Capital Guardian Trust Company 11100 Santa Monica Blvd., 15th Floor Los Angeles, CA 90025	2,550,850	6.1%
Lance C. Balk(2)(3)	21,208	*
Bryan C. Cressey(2)(4)	361,471	*
George C. Graeber(2)(5)	169,063	*
Charles B. Fromm(6)	114,064	*
David R. Harden (7)	800,202	1.9%
Michael F.O. Harris(2)(8)(9)	46,504	*
Glenn Kalnasy(2)(8)(10)	28,307	*
Ferdinand Kuznik(2)(11)	302,669	*
Peter Sheehan(12)	88,958	*
Richard C. Tuttle(2)(8)(13)	40,146	*
All executive officers and director nominees as a group (13 persons)	2,120,479	5.1%

*	Represents less than 1%.
(1)	Figures are based upon 41,719,435 shares of common stock outstanding as of October 22, 2003. The figures assume exercise by only the stockholder or group named in each row of all options for the purchase of common stock held by such stockholder or group which are exercisable within 60 days of October 22, 2003. Figures for Fidelity Research and Management Corporation, Capital Guardian Trust Company, Wellington Management Co. LLP, T. Rowe Price Associates, Inc. and Royce & Associates LLC were obtained from Forms 13F filed with the Securities and Exchange Commission and are as of June 30, 2003, which represents the latest available data.
(2)	Messrs. Balk, Cressey, Graeber, Harris, Kalnasy, Kuznik and Tuttle are Directors.
(3)	Includes 6,499 shares covered by options.
(4)	Includes 8,497 shares covered by options and 40,000 shares held by the Bryan and Christina Cressey Foundation (the “Foundation”). Mr. Cressey is the President of the Foundation and may be deemed to be a beneficial owner of our common stock owned by the Foundation, but Mr. Cressey disclaims any such beneficial ownership.
(5)	Includes 100,000 shares covered by options and 55,926 restricted shares granted on October 15, 2002 (but subject to three year vesting).

(6)	Includes 83,583 shares covered by options and 26,296 restricted shares granted on October 15, 2002 (but subject to three year vesting).
(7)	Includes 225,000 shares covered by options.
(8)	Member of the Audit Committee.
(9)	Includes 7,997 shares covered by options.
(10)	Includes 6,499 shares covered by options.
(11)	Includes 226,498 shares covered by options and 67,037 restricted shares granted on October 15, 2002 (but subject to three year vesting).
(12)	Includes 88,958 shares covered by options.
(13)	Includes 9,997 shares covered by options.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed our audited financial statements with management, which has primary responsibility for the financial statements. Deloitte & Touche LLP, our independent auditor for fiscal 2003, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). Deloitte & Touche LLP has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Deloitte & Touche LLP that firm’s independence.

Effective April 8, 2002, the Board of Directors, upon recommendation of the Audit Committee, approved the engagement of Deloitte & Touche LLP as our independent accountants for the fiscal year ending July 31, 2002 and dismissed the firm of Arthur Andersen LLP (“Andersen”). In connection with the audits for the two most recent fiscal years and through April 8, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Andersen’s satisfactions, would have caused Andersen to make reference thereto in its report on our consolidated financial statements for such time period. Also, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K. Andersen’s reports on our financial statements for the last two fiscal years neither contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During our two most recent fiscal years ended July 31, 2001 and the subsequent interim period through April 8, 2002, we did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Aggregate fees billed to the company for the fiscal years ended July 31, 2003 and 2002 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”):

	FY2003	FY2002
Audit Fees(1)	$1,743,122	$757,318
Audit-Related Fees(2)	$80,160	$73,152
Tax Fees(3)	$719,584	$278,000
All Other Fees	$—	$—

Total Fees	$2,542,866	$1,108,476

(1)	Includes fees related to the audit of the consolidated financial statements, statutory audits, consents, comfort letters and reviews of documents filed with the Securities and Exchange Commission. FY 2003 includes fees related to the re-audit of our financial statements for the year ended July 31, 2001 required as a result of the discontinued NORCOM operations.
(2)	Includes fees related to audits of our employee benefit plans and accounting consultations.
(3)	Includes fees for tax compliance, planning and consultation.

The Audit Committee considered whether the provision of non-audit services rendered by Deloitte & Touche LLP to us was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that Deloitte & Touche LLP’s independence was not impaired.

Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2003 and that Deloitte & Touche LLP be appointed as our independent auditors for fiscal 2004. The foregoing report is provided by the following independent directors, who constitute the Audit Committee:

Michael F.O. Harris (Chairman)

Richard C. Tuttle

Glenn Kalnasy

DIRECTOR AND OFFICER AND TEN PERCENT STOCKHOLDER SECURITIES REPORTS

The federal securities laws require our directors and officers, and persons who own more than ten percent of our Common Stock, to file with the Securities and Exchange Commission, the New York Stock Exchange and our Corporate Secretary initial reports of ownership and reports of changes in ownership of our common stock. To our knowledge, based solely on review of the copies of such reports furnished to us and representations that no other reports were required, during the fiscal year 2003, all of our officers, directors and greater-than-ten-percent beneficial owners made all required filings, except that each of Messrs. Canny, Fromm, Graeber, Kuznik, Mack and Sheehan filed one late report on Form 4 on October 18, 2002, with respect to stock options that were granted to each of them on October 1, 2002.

STOCKHOLDER PROPOSALS

Proposals of stockholders to be presented at the 2004 Annual Meeting of Stockholders must be received by our Corporate Secretary by July 10, 2004 to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting. It is anticipated that the 2004 Annual Meeting will be scheduled for December 10, 2004.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any business to come before the Annual Meeting other than the matters described in the notice. If other business is properly presented for consideration at the Annual Meeting, the enclosed Proxy authorizes the persons named therein to vote the shares in their discretion.

SOLICITATION OF PROXIES

Solicitation of the Proxies may be made through our officers and regular employees by telephone or by oral communications with some stockholders following the original solicitation period. No additional compensation will be paid to such officers and regular employees for proxy solicitation. Expenses incurred in the solicitation of Proxies will be borne by us, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of Common Stock. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum might otherwise not be obtained or for solicitation of proxies in connection with any of the proposed matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Our Annual Report for the fiscal year ended July 31, 2003, including the financial information included therein, has been filed with the Securities and Exchange Commission and is incorporated in this Proxy Statement by reference.

Annex A

Audit Committee Charter

PURPOSE

The Audit Committee is appointed by the Board of Directors of Cable Design Technologies Corporation (the “Company”) upon the recommendation of the nominating and corporate governance committee and may be removed by the board of directors at its discretion. The purpose of the committee shall be to assist the board in its oversight of the integrity of the financial statements of the company, of the company’s compliance with legal and regulatory requirements, of the independence and qualifications of the independent auditor, and of the performance of the company’s internal audit function and independent auditors.

COMPOSITION

Audit Committee members shall be appointed by the Board and shall meet the independence standard proposed or adopted (as applicable) by the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors, as determined by the Board. All members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member shall be a financial expert.

The Audit Committee shall meet with such frequency as the Audit Committee determines necessary or appropriate.

AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the following authority and responsibilities:

1.	To discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal, regulatory or New York Stock Exchange requirements and disclosures under “MD&A.”

2.	To discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts and to rating agencies.

3.	To recommend, for shareholder approval, the independent auditor to examine the company’s accounts, controls and financial statements. The committee shall have the sole authority and responsibility to select, evaluate and if necessary replace the independent auditor. The committee shall have the sole authority to approve all audit engagement fees and terms and the committee, or a member of the committee, must pre-approve any non-audit service provided to the company by the company’s independent auditor.

4.	To discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management’s response, and the company’s risk assessment and risk management policies, including the company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

5.	To review the company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the company’s financial statements, including alternatives to, and the rationale for, the decisions made.

6.	To review and approve the internal corporate audit staff functions, including: (i) purpose, authority and organizational reporting lines; (ii) annual audit plan, budget and staffing; and (iii) concurrence in the appointment and compensation.

7.	To review, with management or such others as the committee deems appropriate, the company’s internal system of audit and financial controls and the results of internal audits.

8.	Beginning with Fiscal Year 2004, to obtain and review at least annually a formal written report from the independent auditor delineating: the auditing firm’s internal quality-control procedures; any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess auditor independence, the committee will review at least annually all relationships between the independent auditor and the company.

9.	To prepare an annual committee report for the company’s proxy statement.

10.	To set policies for the hiring of employees or former employees of the company’s independent auditor.

11.	To set policies for the receipt, retention and treatment of complaints from employees on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

12.	To review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the company. In connection with these reviews, the committee will meet, as deemed appropriate, with the general counsel and other company officers or employees.

The committee shall meet separately on a periodic basis with management, personnel responsible for the internal audit function and the company’s independent auditors.

The committee shall have the sole authority to delegate any of its responsibilities to subcommittees as the committee may deem appropriate in its sole discretion.

The committee shall have authority to retain such legal, accounting or other consultants or experts as the committee may deem appropriate in its sole discretion. The committee shall have sole authority to approve related fees and retention terms.

The committee shall report its recommendations to the board after each committee meeting and shall conduct and present to the board an annual performance evaluation of the committee. The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the board for approval.

Adopted June 9, 2002 (replaces prior Audit Committee Charter)

DETACH HERE

PROXY

CABLE DESIGN TECHNOLOGIES CORPORATION

For Annual Meeting of Stockholders – December 9, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Fred C. Kuznik, William E. Cann and Charles B. Fromm, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of the Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified below and upon such other matters as may be properly brought before the meeting or any adjournments thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSALS IN ITEM 2 AND AUTHORITY WILL BE DEEMED GRANTED UNDER PROPOSAL 3.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

CABLE DESIGN TECHNOLOGIES

CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

1.	To elect a Board of Directors for the ensuing year.

Nominees: (01) Bryan C. Cressey, (02) Lance C. Balk, (03) George Graeber, (04) Michael F.O. Harris, (05) Glenn Kalnasy, (06) Ferdinand Kuznik, (07) Richard C. Tuttle.

FOR	WITHHELD
☐	☐

☐
For all nominees except as noted above

2. To elect Deloitte & Touche LLP as auditors for the fiscal year ending July 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To transact such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐ (If signing as attorney, executor, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign.)

Signature:	Date:

Signature:	Date: